UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 1, 2006 (May 30, 2006)
HEALTHWAYS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19364	62-1117144

(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

3841 Green Hills Village Drive
Nashville, Tennessee	37215

(Address of Principal Executive Offices)	(Zip Code)
(615) 665-1122

(Registrant’s telephone number, including area code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On May 30, 2006, Healthways, Inc. (“Healthways”) announced that it had entered into an Agreement and Plan of Merger, dated as of May 30, 2006 (the “Merger Agreement”), with LifeMasters Supported SelfCare, Inc. (“LifeMasters”), pursuant to which LifeMasters will merge with and into a wholly owned subsidiary of Healthways (the “Merger”).
     Pursuant to the Merger Agreement, at the effective time of the Merger, all outstanding capital stock, options and warrants to purchase capital stock of LifeMasters will be converted into the right to receive a pro rata portion of the merger consideration, which will be approximately $307,500,000, subject to adjustment for indebtedness at closing and a working capital adjustment (the “Purchase Price”). A portion of the Purchase Price equal to $23,625,000 will be held in escrow (the “Escrow Amount”) for a period of 12 months following the closing of the Merger to satisfy any potential indemnification claims which may be made by Healthways under the terms of the Merger Agreement. An additional $500,000 will be held in escrow to cover any costs or expenses of LifeMasters’ shareholder representative under the Merger Agreement.
     The Merger has been approved by the Boards of Directors of both Healthways and LifeMasters. In addition, LifeMasters has received written consents from shareholders holding the requisite number of shares of capital stock to approve the Merger. The consummation of the Merger is subject to regulatory approval and other customary closing conditions, including Hart-Scott-Rodino antitrust review. The parties have made customary representations, warranties and covenants in the Merger Agreement, and the Merger Agreement also contains certain termination rights for both Healthways and LifeMasters.
Item 7.01 Regulation FD Disclosure
     A copy of Healthways’ press release, dated May 30, 2006, announcing the execution of the Merger Agreement, is furnished with this Current Report as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits
     99.1 Press Release, dated May 30, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHWAYS, INC.
By:	/s/ Mary A. Chaput
Mary A. Chaput
Chief Financial Officer

Date: June 1, 2006

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated May 30, 2006.